SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               -----------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                        Bravo! Foods International Corp.
                        --------------------------------
                                (Name of Issuer)



                    Common Stock, par value $0.001 per share
           ----------------------------------------------------------
                         (Title of Class of Securities)



                                    105666101
                                    ---------
                                 (CUSIP Number)



                                 March 28, 2002
          ------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |X|  Rule 13d-1(b)
      |_|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                                 --------------


                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 105666101                                          Page 2 of 6 Pages
------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       First New York Securities L.L.C.
       13-3270745
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |_|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   878,200
       BENEFICIALLY    ---------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                None
       PERSON          ---------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                878,200
                         -------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                None
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       878,200
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |-|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.4%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       BD
--------------------------------------------------------------------------------

                                    Schedule 13G

Item 1(a).  Name of Issuer:

Bravo! Foods International Corp.

Item 1(b).  Address of Issuer's Principal Executive Offices:

11300 US Highway 1, Suite 202
North Palm Beach, Florida  33408

Item 2(a).  Name of Person Filing:

First New York Securities L.L.C.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

850 Third Avenue, 17th Floor
New York, NY 10022

Item 2(c).  Citizenship:

Delaware

Item 2(d).  Title of Class of Securities:

Common Stock

Item 2(e).  CUSIP Number:

105666101

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |X|  Broker or Dealer  Registered  Under Section 15 of the Act
                       (15 U.S.C. 78o)

            (b)   |_|  Bank as defined in section  3(a)(6) of the Act (15 U.S.C.
                       78c)

            (c)   |_|  Insurance  Company as defined in section  3(a)(19) of the
                       Act (15 U.S.C. 78c)

            (d)   |_|  Investment  Company  registered  under  section  8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|  Investment      Adviser     in     accordance     withss.
                       240.13d-1(b)(1)(ii)(E)

            (f)   |_|  Employee  benefit  plan or endowment  fund in  accordance
                       withss.240.13d-1(b)(1)(ii)(F)

            (g)   |_|  Parent  Holding  Company or control  person in accordance
                       withss.240.13d-1(b)(ii)(G)

            (h)   |_|  Savings  Association as defined  inss.3(b) of the Federal
                       Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|  Church plan that is excluded  from the  definition  of an
                       investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|  Group, in accordance withss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a)         Amount beneficially owned:   878,200

            (b)         Percent of class:   5.4%

            (c)         Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote:  878,200

                        (ii)  Shared power to vote or to direct the vote:  None

                        (iii) Sole power to dispose or to direct the disposition
                              of: 878,200

                        (iv)  Shared   power  to   dispose   or  to  direct  the
                              disposition of: None

Item 5.     Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

The shares reported on this Schedule are held in accounts owned by the Reporting Person and in accounts of employees of the Reporting Person. The owner of these accounts has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

Not Applicable.

Item 9.     Notice of Dissolution of Group.

Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                     April 5, 2002
                                    ------------------------------------------
                                          (Date)


                                    /s/ Mario Maugeri
                                    ------------------------------------------
                                          (Signature)


                                    Mario Maugeri, Director of Operations
                                    ------------------------------------------
                                          (Name/Title)